EXHIBIT 10.a

                       MEDIA PLACEMENT SERVICES AGREEMENT

         This Agreement dated this 19th day of March, 1999, is made between Frederiksen Television, Inc., a Virginia corporation (hereinafter referred to as "FTV") and And Justice For All, Inc., a Florida corporation (hereinafter referred to as "Client").

         1. FTV will act as a media placement agency for Client's television direct response campaign for legal referral services known as "Legal Club of America(R)." Media placement shall mean the direct and indirect purchase of cable, broadcast, and satellite airtime (including, without limitation, all third-party costs associated with the placement of media, where applicable).

         2. FTV shall prepare a media plan for an initial media test to be conducted by FTV for Client, which plan shall set forth the amounts, markets, and times mutually agreed upon in writing by the parties to this Agreement (the "Approved Media Plan"). The first phase of an Approved Media Plan may test one or more offers. Subsequent media will be placed by FTV for further testing and roll-out as required and in amounts agreed upon in writing by the parties to this Agreement.

         3. FTV and Client will make reasonable efforts to arrange for Client to receive weekly reports, which present the media aired and the orders received for each airing. FTV will provide additional reports as reasonably requested by Client.

         4. All production work such as dub masters, broadcast dubs, special edits and shipping of dubs express charges are additional costs not included in the cost of the media buys. Client agrees to pay such costs directly or to reimburse FTV for all reasonable out-of-pocket expenses incurred by FTV, such as UPS, Federal Express, couriers, etc. related to media placed on behalf of Client.

         5. Client will bear financial responsibility for media placed on its behalf under the terms of this Agreement.

         6. Media payment terms are cash in advance. An invoice will be forwarded to Client for the initial media test upon receipt of the Approved Media Plan which amount is due at least four (4) weeks in advance of the initial media airing. As rollout commences, a schedule of media will be provided along with an invoice reflecting media scheduled to air. Typically, this process involves advancing money on a weekly basis at least two to four weeks in advance of scheduled airings.

         7. If FTV is trafficking tapes (edits and sending of tapes to stations) for Client under FTV's account, then Client shall make a reasonable deposit to FTV for such trafficking charges. The amount of this deposit will be determined following approval by Client of the Approved Media Plan. Once the deposit is exhausted, all charges will be due and payable as incurred.

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         8. Client recognizes that individual stations or other media outlets have individual policies regarding payment terms and cancellations (typically two to four weeks) for direct response and agrees to abide by them.

         9. For the placement of media for Client, FTV will receive a media commission as its sole compensation for the media placement services as follows: twelve percent (12%) commission for each media test; thereafter, the parties shall negotiate in good faith a sliding-scale commission structure based on (i) the aggregate media placed by FTV on monthly basis; or (ii) the performance of the media placed on a cost per order or sale-to-media cost ratio.

         10. Client and FTV shall hereby mutually indemnify and hold each other, their affiliated companies and their respective officers, directors, shareholders, employees, licensees, agents, successors and assigns harmless from all claims, actions, suits, demands, judgments, awards, costs of suit (including attorney's fees and expenses) and liability arising out of the placement of media, the airing of Client's commercials, or the performance of the terms and conditions of this Agreement. Neither party shall have any obligations to indemnify and hold the other harmless with respect to any claims which arise out of or result from fraud or knowing misrepresentation by or on behalf of the other or arising from any of its representations, warranties, covenants, obligations, agreements or duties under this Agreement.

         11. This Agreement is effective upon execution by both parties and will continue in full force and effect until terminated by either party upon thirty
(30) day written notice to the other. Upon giving or receiving such notice of termination, FTV shall cease to make any additional media placements, unless otherwise instructed by Client. Client shall remain financially obligated for any media that is booked by FTV through the effective date of the termination.

         12. All notices, requests, instructions, consents and other communications to be given pursuant to this Agreement shall be in writing and shall be deemed received (i) on the same day if delivered in person, by same-day courier or by telegraph, telex or facsimile transmission; (ii) on the next day if delivered by overnight mail or courier, or (iii) on the day indicated on the return receipt, or if there is no such receipt, on the third calendar day (excluding Sundays) if delivered by certified or registered mail, postage prepaid, to the party for whom intended to the following addresses:

             If to Client:       And Justice For All, Inc.
                                 1500 N.W. 62nd Street, Suite 404
                                 Ft. Lauderdale, FL 33309
                                 Attention:  Brett Merl, Chief Executive Officer
                                 Fax: (954) 267-0401

             If to FTV:          Frederiksen Television
                                 2735 Hartland Road, Suite 300
                                 Falls Church, VA 22043
                                 Attention:  Lee Frederiksen, President
                                 Fax: (703) 560-8292

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Each party may, by written notice given to the other in accordance with this
Agreement, change the address to which notices to such party are to be delivered.

         13. GOVERNING LAW. This Agreement shall be governed by the laws of the Commonwealth of Virginia without regard to the conflict of law provision thereof.

         14. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be original, and all of which together shall constitute one and the same Agreement. A signature delivered by facsimile shall be deemed to be an original signature and shall be effective upon receipt thereof by the other party.

         15. The parties hereby agree that in the event a suit is initiated with reference to this Agreement by any party, the prevailing party shall be entitled to an award of reasonable attorneys fees and disbursements incurred by such party in connection with and including but not limited to fees and disbursements in administrative, regulatory, bankruptcy and appellate proceedings.

         In witness whereof, the parties have caused this Agreement to be duly executed on the first date written above.

For Frederiksen Television, Inc.

By: /S/ (ILLEGIBLE)
   ---------------------------------
Title: VICE PRESIDENT
      ------------------------------

For And Justice For All, Inc.

By: /S/ (ILLEGIBLE)
   ---------------------------------
Title: CEO
      ------------------------------

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